Exhibit 19.1

MEREO BIOPHARMA GROUP PLC
INSIDER TRADING POLICY

This Insider Trading Policy (“Policy”) applies to (a) the purchase or sale of securities in Mereo BioPharma Group plc (including its direct and indirect subsidiaries, and affiliated entities, referred to herein as the “Company”); (b) communications to persons or entities outside the Company of material non‑public information about the Company; and (c) trading in the securities of other companies or entities with which the Company has conducted, is conducting, or intends to conduct, business, or sharing with anyone outside the Company any material non‑public information about these other companies or entities.

This Policy applies to: (a) all directors, officers and other employees of the Company; (b) all agents and consultants of the Company who have access to or receive material non‑public information about the Company or any other company or entity the Company does or intends to do business with in the course of their engagement by or association with the Company (the persons described in clauses (a) and (b) being “Company Personnel”); and (c) immediate family members and persons sharing the same household as a member of Company Personnel, and (d) any other person whose transactions in Company securities are directed by, or subject to their influence or control, including any corporations, limited liability companies, partnerships or trusts (together, with Company Personnel and immediate family members of Company Personnel, “Covered Persons”). Company Personnel are obligated to inform their immediate family members and other Covered Persons of the requirements of this Policy.

“Immediate family member” means any spouse, civil partner, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother or father‑in‑law, son or daughter‑in‑law, or brother‑in‑law or sister‑in‑law (as well as other adoptive relationships), whether or not sharing the same household as the persons described in clauses (a) and (b) above.

This Policy has been adopted to ensure compliance with the U.S. federal securities laws, and also to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company (not just so‑called insiders). We have all worked hard over the years to establish a reputation for integrity and ethical conduct, and we cannot afford to have that reputation damaged.

This Policy addresses compliance with applicable U.S. laws. Many other laws, including without limitation the laws of England and Wales, may also be implicated by trading in the securities of the Company.

What Is Insider Trading?

Insider trading occurs when a person who is aware of material non‑public information about a particular company or particular securities buys or sells that company’s securities, if such acquisition or disposal occurs on a regulated market. A director, officer or other employee, agent, consultant, or any other advisor, such as accountants or outside attorneys, also may violate the insider trading laws if he or she communicates – or “tips” – material non‑public information, otherwise known as inside information, to another person or entity without authorisation by the Company. Information is “material” if it relates, directly or indirectly, to a company or one of its securities, and (a) such information would, if it were made public, be likely to have a significant effect on the prices of those securities, (b) a reasonable investor would consider such information important in deciding whether to buy, hold or sell securities, or (c) such information would significantly alter the total mix of information available to investors, and “non‑public” if it has not been disseminated in a manner making it available to investors generally (see below).

The insider trading (including tipping) prohibitions are not limited to the ordinary shares and American Depositary Shares of the Company. Under the U.S. securities laws, and other applicable laws,

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insider trading in any security, including American depositary shares, debt or preferred stock, is illegal. This Policy also applies to trading in the securities of companies or other entities with which the Company has conducted, currently conducts, or intends to conduct, business, such as past, current and potential customers and suppliers.

I.
POLICY STATEMENTS
Statement of Insider Trading Policy

It is the policy of the Company that Company Personnel who are aware of material non‑public information relating to the Company or its securities may not, directly or through immediate family members or other persons or entities, (a) buy or sell securities (including the purchase or sale of puts, calls and options) of the Company, or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside the Company, including family and friends. In addition, it is the policy of the Company that Company Personnel who, in the course of working for the Company, learn of material non-public information about a company with which the Company does business, including a customer or supplier of the Company, may not trade in that company’s securities until the information becomes public or is no longer material.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from the policy. The securities laws do not recognise such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

The trading prohibitions and restrictions set forth in this policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations (e.g., restrictions on the sale of securities subject to Rule 144 of the Securities Act of 1933).

Any employee who is uncertain whether these or other prohibitions or restrictions apply should ask the General Counsel before engaging in any transaction in Company securities.

II.
THE CONSEQUENCES OF VIOLATION

Insider trading is a serious crime. Not only does it damage those directly involved, but it also adversely affects the company whose directors, officers and other employees, agents, consultants, or securities, were the subject of the offense. A company’s reputation for integrity and honesty is an important corporate asset that can be harmed significantly through an insider trading investigation conducted either by the U.S. Securities and Exchange Commission (the “SEC”) or the U.S. Department of Justice, even if no charges ultimately are brought. Insider trading violations are pursued vigorously by the SEC and the U.S. Attorneys and can result in severe punishment. The consequences of violations of insider trading laws (including tipping) are serious:

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For individuals who trade on inside information (or tip such information to others):
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civil penalty of up to three times the profit gained or loss avoided as a result of the violation;
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criminal fine of up to $5,000,000;
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jail term of up to 20 years;
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disgorgement of profits;
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civil injunctions, including cease‑and‑desist order to stop the violation, and penalties for violations of such orders or the federal securities laws;

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o
the SEC may seek to bar an individual found to have engaged in insider trading from serving as an officer or director of the Company or any other public company which reports to the SEC;
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securities industry self-regulatory organization sanctions; and
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damage awards to private plaintiffs.
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For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading or tipping by an employee, director or other person or entity covered by that company’s policy:
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civil penalty of up to the greater of $2,479,282 (subject to adjustment for inflation) or three times the profit gained or loss avoided as a result of the employee’s violation; and
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criminal penalty of up to $25 million.
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Illegal Tipping. As discussed, the federal securities laws impose liability on any person who “tips” (the “tipper”), or communicates material non‑public information to another person or entity (the “tippee”), who then trades on the basis of the information. Penalties may apply regardless of whether the tipper derives any benefits from the tippee’s trading activities.
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Prevention of Insider Trading and Tipping by Others. The Company, its directors, officers and some supervisory personnel as designated from time to time by the General Counsel (or his/her designee), could be deemed “controlling persons” under the federal securities laws and therefore subject to potential liability for insider trading (including tipping) based on another person’s violations. Accordingly, it is important for these personnel to maintain an awareness of possible insider trading violations by persons under their control and to take measures where appropriate to prevent such violations. Directors, officers and other supervisory personnel who become aware of a potential violation of the insider trading prohibitions and/or violation of this Policy must immediately advise the General Counsel (or his/her designee) and must take steps where appropriate to prevent persons under their supervision from misusing material non‑public information regarding the Company or any other company or entity covered by this Policy.

Communications in violation of this Policy may expose the Company to liability for material misstatements. Additionally, any Company Personnel who makes an unauthorised selective disclosure of material non‑public information to an analyst, credit rating agency, investor or other person outside the Company could potentially be held liable for illegal tipping if the recipient of the information trades in Company securities.

In addition, if the SEC views a violation of this Policy as causing the Company to violate applicable law, the Company may be subject to an SEC enforcement action. This could occur if the Company is unable to persuade the SEC that the communication was unauthorised and/or otherwise contrary to this Policy. In addition, the person making the communication might be sued by the SEC as a “cause” of the Company’s violation.

Company‑Imposed Sanctions

The failure to comply with this Policy may subject Company Personnel to Company‑imposed sanctions, including dismissal for cause, whether or not the failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.

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III.
MATERIALITY AND PUBLIC DISSEMINATION
Material Information

Material information is any information that relates, directly or indirectly, to a company or one of its securities, and any of the following: (a) such information would, if it were made public, be likely to have a significant effect on the price of those securities, (b) a reasonable investor would consider such information important in deciding whether to buy, hold or sell securities, or (c) such information would significantly alter the total mix of information available to investors. Any information that could be expected to affect the price of the Company’s securities, whether the effect would be positive or negative, should be considered material. Some examples of information that ordinarily would be regarded as material include, but are not limited to:

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Information relating to the success of the Company’s product commercialization efforts, including, but not limited to, material information regarding sales, reimubursement, regulatory developments and other factors impacting the Company’s product commercialization efforts;
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Projections of future earnings or losses, or other earnings guidance or financial results;
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Sales results or earnings that are inconsistent with the consensus expectations of the investment community;
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The potential or actual gain or loss of a significant customer, supplier, or purchase order;
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Joint ventures and distribution agreements;
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A pending or proposed merger, acquisition or tender offer;
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Company restructuring;
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A pending or proposed acquisition or disposition of a significant asset;
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Borrowing activities (other than in the ordinary course);
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Material developments in clinical trials;
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A change in dividend policy, the declaration of a share split, or an offering of additional securities;
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Litigation, whether pending or threatened;
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A change in senior management or the board of directors;
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A change in outside auditor;
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Anticipated credit rating changes if and when the Company has debt securities that are rated by a credit rating agency; and
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Impending bankruptcy or the existence of severe liquidity problems.

If you have any question as to whether information is material, please err on the side of caution and direct an inquiry to the General Counsel.

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When Information Is “Public”

If you are aware of material non‑public information, you may not trade until the information has been disclosed broadly to the marketplace (such as by press release or an SEC filing) and the investing public has had time to absorb the information fully. Information is made public if it is published in accordance with Nasdaq rules for the purpose of information, if it is contained in public records, if it is readily acquired by those likely to deal in securities to which the information relates or if it is derived from information which has been made public. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until after the second full business day after the information is released. If, for example, the Company were to make an announcement on a Monday prior to 8:30 a.m. New York Time, you should not trade in the Company’s securities until Wednesday. If an announcement were made on a Monday after 8:30 a.m. New York Time, you should not trade in the Company’s securities until Thursday.

If you have any question as to whether information is publicly available, please err on the side of caution and ask the General Counsel.

IV.
ADDITIONAL RESTRICTIONS ON SECURITIES TRANSACTIONS
Closed Periods

To ensure compliance with this Policy and applicable federal and state securities laws, the Company requires that Covered Persons not conduct transactions (for their own or related accounts) involving the purchase or sale of the Company’s securities during the following periods (the “Closed Periods”) as follows:

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No Covered Person may trade in the securities of the Company during the period beginning on the fifteenth (15th) calendar day of the last month of any fiscal quarter of the Company and ending after completion of the second full trading day after the public release of earnings data. A “trading day” is a day on which U.S. national stock exchanges are open for trading. If, for example, the Company were to make an announcement on Monday prior to 9:30 a.m. Eastern Time, then the Closed Period would terminate after the close of trading on Tuesday. If an announcement were made on Monday after 9:30 a.m. Eastern Time, then the Closed Period would terminate after the close of trading on Wednesday.
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No Covered Persons may trade in the securities of the Company during any other period designated as a Closed Period by the General Counsel. A notice will be issued to relevant Covered Persons when such a Closed Period commences and when it ends.

The purpose behind the Closed Period is to help establish a diligent effort to avoid any improper transactions. All Covered Persons must comply with the Closed Period. Specific exceptions may be made, with approval, when Company Personnel do not possess material non‑public information, personal circumstances warrant the exception, and the exception would not otherwise contravene the law or the purposes of this Policy. Any request for exception shall be directed to the General Counsel. The Closed Periods are particularly sensitive periods and particular attention must be made to ensure that transactions in the Company’s securities are made in accordance with the applicable laws. This is because Company Personnel will, as the fiscal year progresses, be increasingly likely to possess material non‑public information about the expected financial results for the fiscal year.

Even at times that do not fall within a Closed Period, any person possessing material non‑public information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least two full trading days.

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Each person is individually responsible at all times for compliance with the prohibitions on insider trading. Trading in the Company’s securities outside the Closed Period should not be considered a “safe harbor,” and all Company Personnel should use good judgment at all times.

If a member of Company Personnel has any doubt as to whether they are in possession of material non‑public information concerning the Company at the time they intend to engage in any transactions in the Company’s securities they should seek advice from the General Counsel before engaging in such transaction.

Mandatory Pre‑Clearance for directors and officers

All directors and officers (and their other Covered Persons), must clear his or her trade in the Company’s securities (including without limitation, acquisitions and dispositions of Company shares, gifts, and the sale of Company shares issued upon exercise of share options), with the General Counsel (or his/her designee) before the trade may occur.

For purposes of this section, “officers” refer to those individuals who meet the definition of “officer” under Section 16 of the Exchange Act.

Any director or officer seeking to pre‑clear a trade in the Company’s shares or any other security, must notify the General Counsel (or his/her designee) in writing of the desire to conduct a trade at least TWO (2) business days before the date of the proposed transaction. The request for pre‑clearance must state the date on which the proposed transaction will occur, and identify the broker‑dealer or any other investment professional responsible for executing the trade. If, after receiving pre‑clearance, the transaction does not occur on the date proposed or the business day thereafter the requestor must reapply for pre‑clearance. The General Counsel (or his/her designee) is obligated to inform the requesting individual of a decision with respect to the request as soon as possible after considering all the circumstances relevant to a determination. The proposed transaction may not take place unless and until pre‑clearance is granted.

The General Counsel (or his/her designee) may exercise discretion in determining whether to alert the requestor of the reason(s) for denial of pre‑clearance. The General Counsel will not normally give reasons for refusing a request to transact in the Company’s securities, and the requester must keep any refusal confidential and not discuss it with any other person.

Even if approval to trade pursuant to the pre‑clearance process is obtained in writing, the requestor (and/or any other related Other Covered Person) may NOT trade in the Company’s or other securities if aware of material non‑public information about the Company or any of the companies covered by this Policy. This Policy does not require pre‑clearance of transactions in any other company’s securities unless otherwise indicated in writing by the General Counsel.

Within ONE (1) business day of completing any purchase or sale of Company securities that has been pre‑cleared, you (or your agent effecting the transaction on your behalf (or on behalf of any related Other Covered Person)) should deliver to the General Counsel confirmation that such transaction(s) has (have) occurred.

Pre‑clearance is not required for the following transactions in Company securities:

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Option Exercises. This Policy does not apply to the mere exercise of a share option under the Company’s share option plans. This Policy does apply, however, to:
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any sale of shares or ADSs as part of a broker‑assisted “cashless” exercise of an option (i.e., any market sale for the purpose of generating the cash needed to pay the exercise price of an option); and
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any sale of shares or ADSs received upon exercise of an option.

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Transactions pursuant to an irrevocable instruction or power of attorney upon vesting of restricted share or ADS awards. The trading restrictions under this Policy do not apply to transactions made by a third party on your behalf pursuant to an irrevocable instruction or power of attorney executed during an open trading window at a time you were not in possession of material non-public information if:
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on or after the time you receive such an award you execute an irrevocable instructions or power of attorney that cannot be terminated by you;
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the sales undertaken are solely for the purpose of funding withholding tax obligations that arise as restricted shares or ADSs granted by the Company to you vest;
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the sales occur without your prior consent (other than as set forth in the irrevocable instruction or power of attorney) at market prices in a brokers’ transaction;
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the proceeds of the sales are remitted to the Company or the applicable tax authority directly; and
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the sales occur within 30 days of the vesting of the applicable award.

Company Personnel should make elections with respect to payment of applicable taxes and implementation of irrevocable instructions or power of attorney with respect thereto as promptly as practicable after awards vest during open trading windows and at least 30 days prior to the vesting of applicable awards. Instructions with respect to sales of shares or ADSs to pay taxes upon vesting of awards within 30 days of applicable vesting dates must be approved by the General Counsel.

Transactions pursuant to a trading plan that complies with SEC rules. The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions pursuant to trading plans that meet certain requirements. In general, these rules, as set forth in Rule 10b5‑1 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), provide for an affirmative defense if you enter into a contract, provide instructions or adopt a written plan for trading securities when you are not aware of material non‑public information. A description of the trading plans permitted under this Policy is set forth below under the heading “Rule 10b5-1 Trading Plans.” The SEC rules regarding trading plans are complex and must be complied with completely to be effective. The description provided herein is only a summary, and the Company strongly advises that you consult with your legal advisor if you intend to adopt a trading plan.

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Gifts. This Policy does not apply to bona fide gifts of shares or ADS of the Company, unless the person giving the gift knows, or is reckless in not knowing, that the recipient intends to sell the securities while the donor is in possession of material non-public information about the Company.
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401(k) Plan: This Policy does not apply to purchases of Company shares or ADSs in 401(k) plans resulting from periodic contributions of money pursuant to a payroll deduction election. The Policy does apply, however, to certain elections made under the Company’s 401(k) plan, including (a) an election to increase or decrease the percentage of periodic contributions that will be allocated to any Company shares or ADSs, (b) an election to make an intra‑plan transfer of an existing account balance into or out of any Company shares or ADSs, (c) an election to borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of any

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Company shares or ADSs and (d) an election to pre‑pay a plan loan if the pre‑payment will result in allocation of loan proceeds to any Company shares or ADSs.
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Employee Share/ADS Purchase Plan. If the Company chooses to implement an employee share or ADS purchase plan then this Policy will not apply to (i) an employee’s election to participate in, or increase his or her participation in, the Company’s employee share or ADS purchase plan, (ii) purchases of Company shares or ADSs in the plan resulting from periodic contributions of money to the plan pursuant to the elections made at the time of enrollment in the plan, or (iii) purchases of Company shares or ADSs resulting from lump sum contributions to the plan, provided that the participant elected to participate by lump‑sum payment at the beginning of the applicable enrollment period. However, this Policy does apply to a participant’s sale of Company shares or ADSs purchased under the plan.
Rule 10b-5 Trading Plans
Overview

Rule 10b5-1 will protect directors, officers, employees and consultants from insider trading liability under Rule 10b5-1 for transactions under a previously established contract, plan or instruction to trade in the Company’s shares entered into and conducted in good faith and in accordance with the terms of Rule 10b5-1 (a “Trading Plan”) and will be exempt from the trading restrictions set forth in this Policy. Each such Trading Plan, and any proposed modification or termination thereof, must be submitted to and pre-approved by the General Counsel, or such other person as the Board of Directors may designate from time to time (the “Authorizing Officer”), who may impose such conditions on the implementation and operation of the Trading Plan as the Authorizing Officer deems necessary or advisable. However, compliance of the Trading Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person entering into, modifying, or terminating the Trading Plan, not the Company or the Authorizing Officer.

Rule 10b5-1 presents an opportunity for insiders to establish arrangements to sell (or purchase) Company shares without the restrictions of trading windows and black-out periods, even when there is undisclosed material information. A Trading Plan may also help reduce negative publicity that may result when key executives sell the Company’s shares. Rule 10b5-1 only provides an “affirmative defense” in the event there is an insider trading lawsuit. It does not prevent someone from bringing a lawsuit.

A Trading Plan must either (1) specify the amounts, prices, and dates of all transactions under the Trading Plan, or (2) provide a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions, and (3) prohibit the individual from exercising any subsequent influence over the transactions;

A Trading Plan must have been entered into in good faith at a time when the individual is not in possession of material non-public information about the Company, and only during a trading window period outside of the trading black-out period, and the person who entered into the Trading Plan must have acted in good faith with respect to the Trading Plan. For Section 16 reporting persons, the Trading Plan must include a representation that the Section 16 reporting person is (1) not aware of any material non-public information about the Company or its securities, and (2) adopting the Trading Plan in good faith and not as part of a plan or scheme to evade Rule 10b-5.

The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in the Company’s securities, even pursuant to a previously approved Trading Plan, if the Authorizing Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company. Any Trading Plan submitted for approval hereunder should explicitly acknowledge the Company’s right to prohibit transactions in

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the Company’s securities. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this section and result in a loss of the exemption set forth herein.

Officers, directors, employees and consultants may adopt Trading Plans with brokers that outline a pre-set plan for trading of the Company’s shares, including the exercise of options. Trades pursuant to a Trading Plan generally may occur at any time. However, the Trading Plan must include a minimum “cooling-off period” between the establishment of a Trading Plan and commencement of any transactions under such plan for:

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Section 16 reporting persons that extends to the later of 90 days after adoption or modification of a Trading Plan or two business days after filing or furnishing, as applicable, the Form10-K or Form 10-Q covering the fiscal quarter in which the Trading Plan was adopted or modified, as applicable, up to a maximum of 120 days; and
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employees who are not Section 16 reporting persons and any other persons, other than the Company, that extends 30 days after adoption or modification of a Trading Plan.

Individuals may not adopt more than one Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to pre-approval by the Authorizing Officer.

For clarity, the requirements of this section do not apply to any Trading Plan entered into by a private equity firm or other similar entity with which a director is affiliated. It is the responsibility of each such venture capital partnership or other entity, in consultation with their own counsel (as appropriate), to comply with applicable securities laws in connection with any Trading Plan.

Terminations of and Modifications to Trading Plans

Terminations of Trading Plans should occur only in unusual circumstances. Effectiveness of any termination of a Trading Plan will be subject to the prior review and approval of the Authorizing Officer. Termination is effected upon written notice to the broker. You should note that termination of a Trading Plan can result in the loss of an affirmative defense for past or future transactions under a Trading Plan. You should consult with your own legal counsel before deciding to terminate a Trading Plan.

A person acting in good faith may modify a prior Trading Plan so long as such modifications are made outside of a quarterly trading Closed Period and at a time when the Trading Plan participant does not possess material non-public information. Modifications to a Trading Plan are subject to pre‑approval by the Authorizing Officer and modifications of a Trading Plan that change the amount, price, or timing of the purchase or sale of the securities underlying a Trading Plan will trigger a new cooling-off period (as described above). Under certain circumstances, a Trading Plan must be terminated. This may include circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The Authorizing Officer or administrator of the Company’s share plans is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of termination.

Discretionary Plans

Although non-discretionary Trading Plans, where neither the participant nor the broker generally has discretion or control over trading, are preferred, discretionary Trading Plans, where the discretion or control over trading is transferred to a broker, are permitted if pre-approved by the Authorizing Officer.

The Authorizing Officer must pre-approve any Trading Plan, arrangement or trading instructions, etc., involving potential sales or purchases of the Company’s shares or option exercises, including but not limited to, blind trusts, discretionary accounts with banks or brokers or limit orders.

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The actual transactions effected pursuant to a pre-approved Trading Plan will not be subject to further pre-clearance for transactions in the Company’s shares once the Trading Plan or other arrangement has been pre-approved.

Reporting (if Required)

If required, an SEC Form 144 will be filled out and filed by the individual/brokerage firm in accordance with the existing rules regarding Form 144 filings. A footnote at the bottom of the Form 144 should indicate that the trades are in accordance with a Trading Plan that complies with Rule 10b5-1 adopted on a specific date and expires at the relevant expiration date.

Options

As set forth above, exercises of options by means of a cash payment may be executed at any time. “Cashless exercise” option exercises through a broker are subject to trading windows. However, the Company will permit same day sales under Trading Plans. If a broker is required to execute a cashless exercise in accordance with a Trading Plan, then the Company must have exercise forms attached to the Trading Plan that are signed, undated and with the number of shares to be exercised left blank. Once a broker determines that the time is right to exercise the option and dispose of the shares in accordance with the Trading Plan, the broker will notify the Company in writing and the administrator of the Company’s share plans will fill in the number of shares and the date of exercise on the previously signed exercise form. The insider should not be involved with this part of the exercise.

Trades Outside of a Trading Plan

During an open trading window, trades differing from Trading Plan instructions that are already in place are allowed as long as the Trading Plan continues to be followed in accordance with the requirements of Rule 10b5-1 and such trades receive the necessary pre-clearance.

Public Disclosure

The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Trading Plan and non-Rule 10b5-1 trading arrangements, or the execution of transactions made under a Trading Plan.

Prohibited Transactions

The transactions prohibited under this Policy, as set forth below under the heading “Prohibited Types of Transactions,” including among others short sales and hedging transactions, may not be carried out through a Trading Plan or other arrangement or trading instruction involving potential sales or purchases of the Company’s securities.

Limitation on Liability

None of the Company, the Chief Executive Officer, the Chief Financial Officer, the General Counsel or other Authorizing Officer, the Company’s other employees or consultants or any other person will have any liability for any delay in reviewing, or refusal of, a Trading Plan submitted pursuant to this Policy or a request for pre-clearance submitted pursuant to this Policy. Notwithstanding any review of a Trading Plan pursuant to this Policy or pre-clearance of a transaction pursuant to this Policy, none of the Company, the Chief Executive Officer, the Chief Financial Officer, the General Counsel or other Authorizing Officer, the Company’s other employees or consultants or any other persons assumes any liability for the legality or consequences of such Trading Plan or transaction to the person engaging in or adopting such Trading Plan or transaction.

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Prohibited Types of Transactions

The Company considers it improper and inappropriate for ANY Company Personnel to engage in short‑term or speculative transactions in the Company’s securities at any time. It therefore is the Company’s policy that Company Personnel may not engage in any of the following transactions:

Short‑term Trading: Company Personnel’s short‑term trading of the Company’s securities may be distracting and may unduly focus on the Company’s short‑term stock market performance instead of the Company’s long‑term business objectives. For these reasons, Company Personnel who purchase Company securities in the open market may not sell any Company securities of the same class during the six months following the purchase. Note that shares purchased through either the Company’s employee share purchase plan or its’ employee share option plan are not subject to this restriction.

Short Sales: Short sales of the Company’s securities, or sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver shares within 20 days after the sale, evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short‑term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, Section 16(c) of the Exchange Act prohibits Section 16 reporting persons (i.e., directors, officers, and the Company’s 10% shareholders) from making short sales of the Company’s equity securities.

Publicly Traded Options: A transaction in options is, in effect, a bet on the short‑term movement of the Company’s shares and therefore creates the appearance that trading is based on inside information. Transactions in options also may focus attention on short‑term performance at the expense of the Company’s long‑term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organised market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”).

Hedging Transactions: Certain forms of hedging or monetization transactions, such as zero‑cost collars and forward sale contracts, allow Company Personnel to lock in much of the value of his or her shareholdings, often in exchange for all or part of the potential for upside appreciation in the shares. These transactions allow Company Personnel to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, Company Personnel may no longer have the same objectives as the Company’s other shareholders. Therefore, Company Personnel are prohibited from engaging in such transactions. Any person wishing to enter into such an arrangement must first pre‑clear the proposed transaction with the General Counsel. Any request for pre‑clearance of a hedging or similar arrangement must be submitted to the General Counsel at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

Margin Accounts and Pledges: Company Personnel who are subject to mandatory pre‑clearance of securities transactions under this Policy may not hold any Company shares or any other securities subject to this Policy in margin accounts and may not pledge such Company shares or other securities as collateral for loans or other obligations.

Post‑Termination Transactions

The Policy continues to apply to your transactions in Company securities even after you have terminated employment. If you are in possession of material non‑public information when your employment terminates, you may not trade in Company securities until that information has become public or is no longer material.

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Share Option Exercises

This policy does not apply to the exercise of an employee share option where all exercised shares continue to be held by the option holder. The policy does apply, however, to any sale of shares as part of a broker‑assisted cashless exercise of an option, or any other market sale of shares, including a sale for the purpose of generating the cash needed to pay the exercise price of an option.

V.
COMPANY ASSISTANCE

The General Counsel or his or her designee will administer this Policy. Accordingly, any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the General Counsel. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual Company Personnel.

VI.
UNDERSTANDING

This Policy is in addition to and supplements any existing Company policy relating to a similar or related subject matter.

VII.
CERTIFICATIONS UNDER THE POLICY

Each of the Company Personnel subject to this Policy must certify initially and on a regular basis that such individual has read and is in compliance with this Policy and will abide by the provisions set forth herein in the future. The General Counsel (or his/her designee) will circulate these certifications at least annually, or for employees will arrange for certification via the Company’s online training system (if applicable).

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Effective Version	Description of changes	Effective date
1.0	New Policy	03DEC20
2.0	Amendments	30SEP21
3.0	Amendments to reflect domestic filer status transition	01JAN24

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